Exhibit F





                               September 24, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


       Re: Alliant Energy Corporation ("Alliant Energy"), et al. - Statement on Form U-1, as Amended - File No. 70-9513
              ----------------------------------------------------

Dear Ladies and Gentlemen:

          I have read the Statement on Form U-1, as amended, in the above-referenced proceeding (the "Application") and am furnishing this opinion with respect to the proposed transactions described therein, which relate to the acquisition by a new subsidiary of Alliant Energy (referred to as "Alliant Nuclear") of a 25% membership interest in Nuclear Management Company, LLC ("NMC"), a Wisconsin limited liability company formed to provide to the public-utility affiliates of its members certain categories of administrative, management and technical services. In addition, IES Utilities, Inc. ("IES"), a wholly-owned public-utility subsidiary of Alliant Energy, is seeking approval to provide services to NMC and to purchase services from NMC pursuant to the terms of certain agreements which have been filed as exhibits to the Application.

          I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to such proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:

          (a) all state laws applicable to the proposed transactions will have been complied with;

          (b) NMC is (i) validly organized and duly existing, and (ii) the membership interests of NMC to be acquired by Alliant Nuclear will be validly issued, and Alliant Nuclear will be entitled to all of the rights and privileges of a member of NMC as set forth in NMC's articles of organization and operating agreement;

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          (c)  Alliant Energy will legally acquire the common stock of Alliant
               Nuclear and Alliant Nuclear will legally acquire the membership interests of NMC; and

          (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Alliant Energy or any associate company thereof.

          I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and IES in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

          I hereby give my written consent to the use of this opinion in connection with the Application.

                                               Very truly yours,


                                               /s/ Mari E. Nahn